UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 11, 2019

Kadmon Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37841	27-3576929
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

450 East 29th Street New York, NY		10016
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (212) 308-6000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 11, 2019, Kadmon Holdings, Inc. (the "Company") announced the appointment, effective as of February 8, 2019, of Steven Meehan as its Executive Vice President and Chief Financial Officer. Mr. Meehan, who has served as a member of the Board of Directors of the Company (the “Board”) since 2017, has nearly 30 years of financial leadership experience spanning corporate strategy, financial planning and analysis, capital raising and corporate finance.

Mr. Meehan, age 54, served as Partner in the Healthcare Group of Moelis & Company from 2011 to 2016, leading the effort in Life Sciences and Advanced Diagnostics. Prior to Moelis, Mr. Meehan was Head of Life Sciences within the Global Healthcare Group in the New York office of UBS Investment Bank (UBS). Mr. Meehan was also part of the team that formed the Healthcare Group at UBS in 1999. During his tenure at UBS, Mr. Meehan was Chief Executive Officer of UBS Russia and the former Soviet Union across all businesses, including securities, banking and wealth management. He was also a member of the UBS Group’s Europe, Middle East and Africa (EMEA) Management Committee. During his investment banking career, Mr. Meehan also held senior roles in M&A, leveraged finance and capital markets at Salomon Smith Barney, NatWest Securities and Drexel Burnham Lambert. Mr. Meehan holds a B.S. in Business Administration/Finance from the University of Massachusetts at Lowell.

In connection with his appointment, Mr. Meehan entered into an employment agreement, effective February 8, 2019 (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Meehan will receive an annual base salary of $500,000 per annum. In addition, Mr. Meehan has been granted an option to purchase 400,000 shares of the Company's common stock at an exercise price per share equal to the closing market price of the Company’s common stock on February 8, 2019, which shall vest in equal annual installments over three years. Mr. Meehan will also be eligible for a year-end target bonus of 40% of his annual base salary. The Employment Agreement also includes customary confidentiality and assignment of intellectual property obligations.

The Employment Agreement can be terminated by the chief executive officer of the Company or the Board immediately for or without Cause (as such term is defined in the Employment Agreement) or by Mr. Meehan for or without Good Reason (as such term is defined in the Employment Agreement). If Mr. Meehan is terminated for Cause or resigns without Good Reason, Mr. Meehan will receive his base salary through the date of termination. If Mr. Meehan is terminated without Cause or resigns with Good Reason, conditioned on Mr. Meehan’s execution and non-revocation of a release of claims, Mr. Meehan will be entitled to severance payments in an aggregate amount equal to his base salary plus his previous year’s discretionary bonus, to be paid in equal installments over a one-year period and ending when Mr. Meehan becomes employed by another entity or individual.

There are no arrangements or understandings between Mr. Meehan and any other person pursuant to which Mr. Meehan was selected as an officer, there are no family relationships between Mr. Meehan and any director or other officer of the Company, and, except as described above, there are no transactions in which the Company is a party and in which Mr. Meehan has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

In connection with his appointment as Executive Vice President and Chief Financial Officer of the Company, on February 8, 2019, Mr. Meehan notified the Company of his resignation as a member of the Board, effective as of his appointment. Mr. Meehan served on the Audit Committee of the Board. Mr. Meehan has confirmed that his resignation is not the result of any disagreement with the Company.

Item 7.01	Regulation FD Disclosure

On February 11, 2019, the Company issued a press release announcing Mr. Meehan’s appointment as its Executive Vice President and Chief Financial Officer.

The information in this Item 7.01, including Exhibit 99.1 hereto, is being "furnished" and shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of Section 18 of the Exchange Act. The information in this Item 7.01 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, or into any filing or other document pursuant to the Exchange Act, except as otherwise expressly stated in any such filing.

The full text of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release, dated February 11, 2019, issued by Kadmon Holdings, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kadmon Holdings, Inc.

Date: February 11, 2019	/s/ Harlan W. Waksal
Harlan W. Waksal
President and Chief Executive Officer